MONMOUTH REAL ESTATE INVESTMENT CORPORATION

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

FOR IMMEDIATE RELEASE	November 18, 2019
Contact: Becky Coleridge 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION INCREASES AND
EXTENDS ITS UNSECURED REVOLVING CREDIT FACILITY

HOLMDEL, NJ, November 18, 2019………Monmouth Real Estate Investment Corporation (NYSE: MNR) (“Monmouth” or the “Company”) today announced that on November 15, 2019 it entered into an Amended and Restated Credit Agreement (the “Amended Agreement “) to amend its prior unsecured credit facility to provide an additional $100.0 million of bank commitments, extend the current maturity date, and reduce the capitalization rate used for valuation from 6.5% to 6.25%, thus increasing the value of the borrowing base properties. Additionally, in connection with the Amended Agreement overall pricing was improved by a range of 5 basis points to 35 basis points, based on Monmouth’s leverage levels. The Amended Agreement provides Monmouth with a $300.0 million unsecured credit facility that is comprised of two tranches:

●	a $225.0 million unsecured revolving credit facility (the “Revolver”) that, based on Monmouth’s overall current leverage, bears interest at a spread of 145 basis points over LIBOR

●	a $75.0 million unsecured term loan (the “Term Loan”) that, based on Monmouth’s overall current leverage, bears interest at a spread of 140 basis points over LIBOR

The Amended Agreement includes an accordion feature that will allow Monmouth to further increase the unsecured credit facility to $400.0 million, under certain conditions. The Revolver currently bears interest at a rate of 3.21% and will mature on January 31, 2024, with two options to extend for additional six-month periods. The Term Loan will mature on January 31, 2025. To reduce floating interest rate exposure, Monmouth also entered into an interest rate swap agreement to fix LIBOR on the entire $75.0 million for the full duration of the Term Loan. At closing, the all-in rate on the $75.0 million Term Loan was 2.92%.

The Amended Agreement was arranged by BMO Capital Markets Corp, J.P. Morgan Chase Bank, N.A. (“JPMorgan”), and RBC Capital Markets (“RBC”), who served as joint lead arrangers and joint book runners. Bank of Montreal served as administrative agent and JPMorgan and RBC acted as co-syndication agents.

Kevin Miller, CFO, commented, “We are very pleased to announce our amended revolving credit facility and our new term loan which increases our borrowing capacity, extends our maturity and reduces our borrowing rates. This new revolving credit facility, along with the new term loan, provide us with significant liquidity as we continue to grow our unencumbered property portfolio and pay down higher interest rate mortgage debt. In addition, this new revolving credit facility, with the addition of the new term loan, along with our At-The-Market Preferred Equity Program and our Dividend Reinvestment and Stock Purchase Plan, provides Monmouth with ample capital to help fund our acquisition pipeline, which is currently $150.5 million and is expected to grow. We are very pleased with our long-term relationships and we look forward to continued success with our partners BMO, JPMorgan and RBC.”

About Monmouth Real Estate Investment Corporation

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. We specialize in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 115 properties, containing a total of approximately 22.9 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements that are not historical facts, including with regard to the Company’s Amended Agreement or the anticipated use of proceeds from the unsecured credit facility under the Amended Agreement. You can identify forward-looking statements by their use of forward-looking words, such as “may,” “will,” “anticipate,” “expect,” “believe,” “intend,” “plan,” “should,” “seek” or comparable terms, or the negative use of those words, but the absence of these words does not necessarily mean that a statement is not forward-looking. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company. Some of these factors are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and its other periodic reports filed with the Securities and Exchange Commission, which are accessible on the Securities and Exchange Commission’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in the filings. These and other risks, uncertainties and factors could cause the Company’s actual results to differ materially from those included in any forward-looking statements it makes. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect it. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur.

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